UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Piedmont Lithium Inc.
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Piedmont Lithium Inc. 32 N Main Street, Suite 100 Belmont, NC 28012

January 3, 2022

Dear Valued Shareholder:

Let me first thank you for your continued support of Piedmont Lithium as we strive toward becoming a leading producer of lithium hydroxide to support the fast-growing electric vehicle market in North America. We believe our strategy, combined with our globally diversified mineral resource base to supply our refining capabilities, will allow us to return value to shareholders like you as we focus on establishing a leadership position in the EV revolution.

A key part of our ability to execute our strategy is building an exceptional leadership team, supported by an experienced and engaged Board of Directors. We are operating in an extremely competitive environment for the acquisition of talent and intellectual capital, and our compensation strategy directly impacts our ability to attract and retain the talent needed to bring our plans to fruition.

We understand that one of the leading proxy advisory and governance services in America, ISS, did not support our compensation proposals. ISS’s position is based on their interpretation of the convention in Australia, reflecting our dual-listing on the ASX and NASDAQ. We simply disagree with ISS in their interpretation and application of these conventions and believe that U.S. regulations and guidelines should be applied to Piedmont Lithium going forward. As of May 2021, Piedmont Lithium became a U.S. incorporated company, with our primary trading platform being the NASDAQ, giving us more direct exposure to the largest capital market in the world. All of our employees, and the majority of our directors are based in the U.S., as are our corporate headquarters and our main asset, the Carolina Lithium Project in Gaston County, North Carolina. Our primary regulator is now the U.S. Securities and Exchange Commission, not the ASX, and our core peer group for compensation reasons is comprised of U.S. companies in the specialty chemicals and minerals businesses.

On behalf of the Piedmont Lithium Board of Directors, we would ask that you take a discerning look at our compensation proposals, specifically proposals 3-9, with a “Yes” vote, with an eye towards our functioning as a U.S. company, with a U.S. workforce, U.S. based flagship project, and the need to remain competitive in the war for talent. The compensation plan outlined in our proxy is consistent with U.S. standards and was clearly outlined in our Form 10-K and Annual Report. We believe it is imperative that our compensation programs be in-line with those of other U.S. companies, so that we are in a position to attract the best and the brightest to lead and guide our company as this industry grows and evolves.

Thank you in advance for your consideration. Regardless of your decision, we appreciate you exercising your right to vote, and your support of Piedmont Lithium.

Kind regards,

/s/ Jeff Armstrong
Chairman of the Board